EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-135778) and related prospectus for the registration of 13,148,691 shares of common stock filed by Nestor, Inc. of our report dated April 12, 2006, relating to the financial statements and schedule which appear in Nestor, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Carlin, Charron & Rosen, LLP

Carlin, Charron & Rosen, LLP
Providence, Rhode Island

August 23, 2006